UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014
Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-147019, 333-182599, and 333-179941-01	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Second Street, 15th Floor San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 1, 2014, Prosper Marketplace, Inc. (“PMI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with several investors (collectively, the “Share Purchasers”), pursuant to which, PMI agreed to issue and sell to such Share Purchasers 4,880,954 shares of PMI’s Series C Preferred Stock (the “Shares”) for an aggregate purchase price of $70 million.

Under the terms of the Shares, the Share Purchasers will have the right to convert the Shares into common stock at any time. In addition, the Shares will automatically convert into common stock (i) immediately prior to the closing of an IPO that values PMI at least at $750 million and that results in aggregate proceeds to PMI of at least $100 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding Preferred Stock (on an as-converted basis) including at least 14% of the voting power of the outstanding Series A-1 Preferred Stock. In lieu of any fractional shares of common stock to which a holder would otherwise be entitled, PMI will pay such holder cash in an amount equal to the fair market value of such fractional shares, as determined by PMI’s board of directors. At present, the Series C Preferred Stock converts into PMI common stock at a 1:1 ratio.

Prior to entering into the Purchase Agreement, there was no material relationship between PMI and any of the Share Purchasers, except that Rajeev Date, a member of PMI’s Board of Directors, is the managing partner of FS Venture Capital LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: May 6, 2014	By	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary